Exhibit 5.1

Mayer Brown LLP

71 South Wacker Drive

Chicago, Illinois 60606-4637

Main Tel (312) 782-0600

Main Fax (312) 701-7711

www.mayerbrown.com

April 1, 2010

RFS Holding, L.L.C.

901 Main Avenue

Norwalk, Connecticut 06851

GE Capital Credit Card Master Note Trust

901 Main Avenue

Norwalk, Connecticut 06851

Re:                              RFS Holding, L.L.C.

GE Capital Credit Card Master Note Trust, Series 2010-2, Class A Notes,

Registration Statement on Form S-3 (No. 333-144945)

We have acted as special counsel for RFS Holding, L.L.C., a Delaware limited liability company (“RFSHL”), and GE Capital Credit Card Master Note Trust (the “Note Trust”), in connection with (a) the filing by RFSHL with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of the above captioned Registration Statement, as amended (the “Registration Statement”), registering asset-backed notes representing debt of the Note Trust, and (b) the offering of the Series 2010-2 notes, Class A (the “Notes”) described in the prospectus supplement, dated March 31, 2010 (the “Prospectus Supplement”) and the base prospectus dated March 30, 2010 (together with the Prospectus Supplement, the “Prospectus”), which have been filed with the Commission pursuant to Rule 424(b) of the Act.  The Notes will be issued pursuant to the Master Indenture, dated as of September 25, 2003, as amended by the Omnibus Amendment to Securitization Documents, dated as of February 9, 2004, and as further amended by the Second Amendment to Master Indenture, dated as of June 17, 2004, the Third Amendment to Master Indenture, dated as of August 31, 2006, the Fourth Amendment to Master Indenture, dated as of June 28, 2007, the Fifth Amendment to Master Indenture, dated as of May 22, 2008, and the Sixth Amendment to Master Indenture, dated as of August 7, 2009 (as so amended, the “Master Indenture”), between the Note Trust and Deutsche Bank Trust Company Americas, as indenture trustee (the “Indenture

Mayer Brown LLP operates in combination with our associated English limited liability partnership and Hong Kong partnership (and its associated entities in Asia) and is associated with Tauil & Chequer Advogados, a Brazilian partnership.

Trustee”), as supplemented by an Indenture Supplement, to be dated on or about April 7, 2010 (the “Indenture Supplement”, and together with the Master Indenture, the “Indenture”), between the Note Trust and the Indenture Trustee.  Unless otherwise defined herein, all capitalized terms used herein shall have the meanings assigned to them in the Indenture.

We have examined executed copies of the Registration Statement, the Master Indenture, the Transfer Agreement, dated as of September 25, 2003, as amended by the Omnibus Amendment, and as further amended by the Second Amendment to Transfer Agreement, dated as of June 17, 2004, the Third Amendment to Transfer Agreement, dated as of November 21, 2004, the Fourth Amendment to Transfer Agreement, dated as of August 31, 2006, the Fifth Amendment to Transfer Agreement, dated as of December 21, 2006, the Sixth Amendment to Transfer Agreement, dated as of May 21, 2008, the Reassignment of Receivables in Removed Accounts and Seventh Amendment to Transfer Agreement, dated as of December 29, 2008, the Reassignment of Receivables in Removed Accounts and Eighth Amendment to Transfer Agreement, dated as of February 26, 2009, and the Ninth Amendment to Transfer Agreement, dated as of March 31, 2010 (as so amended, the “Transfer Agreement”), between RFSHL and the Note Trust, a form of the Indenture Supplement and such other documents as we have deemed necessary for the purposes of this opinion (collectively, the “Transaction Documents”).

We have also assumed that: (i) the Transaction Documents and the Notes have been or will be duly authorized by all necessary corporate action; (ii) the Notes will be duly issued, executed, authenticated and delivered in accordance with the provisions of the Indenture; and (iii) the purchase price for the Notes will be paid to RFSHL by the underwriter named in the Prospectus.

In expressing our opinion, we have assumed, without independent verification, that the facts presented in the Transaction Documents are correct, the Transaction Documents have been or will be consummated according to their terms, and the factual representations of the parties to the Transaction Documents and their affiliates are correct.  In addition, we have assumed that the parties to each Transaction Document will satisfy their respective obligations thereunder.

On the basis of the foregoing examination and assumptions, and upon consideration of applicable law, it is our opinion that the Notes, upon issuance and sale thereof in the manner described in the Prospectus and as provided in the Indenture, will be binding obligations of the Note Trust.

We hereby consent to the filing of this letter as part of RFSHL’s Current Report on Form 8-K, dated of even date herewith for incorporation in the Registration Statement and to the references to this firm under the heading “Legal Matters” in the Prospectus Supplement, without admitting that we are “experts” within the meaning of the Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement.

Our opinion set forth above is subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’

rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

We are members of the Bar of the State of Illinois and New York, and we do not express any opinion herein concerning any law other than the law of the State of New York and the Federal law of the United States, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP